Exhibit 99.1

Pathward Appoints Christopher Perretta to Board of Directors

SIOUX FALLS, S.D., March 1, 2023 - Pathward Financial, Inc. ("Pathward Financial" or the “Company”) (Nasdaq: CASH) and its subsidiary Pathward®, N.A. ("Pathward"), an industry leading financial empowerment company, today announced that Christopher Perretta has been elected as an independent member of the Board of Directors, effective Feb. 28, 2023. Mr. Perretta will serve as a member of the Corporate Governance and Nominating Committee of the Pathward Financial and Pathward®, N.A. boards and the Risk and Credit Committee of the Pathward®, N.A. board.

“Having held multiple positions as the Chief Information Officer, Chris is in a unique position to help us bolster our Information Technology and Cybersecurity capabilities. His knowledge and understanding across financial services will support Pathward where we aim to offer Financial Inclusion for All™ while driving shareholder value,” said Douglas Hajek, Chair of the Board of Directors for Pathward Financial and Pathward.

Mr. Perretta previously served as Chief Information and Operations Officer at MUFG Americas Holdings Corporation and its U.S. banking subsidiary, MUFG Union Bank, N.A. from March 2017 to January 2019. From September 2007 until March 2017, he served as Global Chief Information Officer at State Street Corporation and as a member of State Street Corporation's Management Committee from February 2013 until March 2017. From December 1996 to September 2007, Perretta held various roles at General Electric Capital Corporation including Chief Information Officer for the North American Consumer Financial Services unit, Chief Technology Officer for General Electric Capital, and Chief Information Officer of General Electric Commercial Finance. He was also a Vice President for the General Electric Company. From January 1985 until December 1996, Perretta served as a consultant at Andersen Consulting (now Accenture) serving the technology and financial services practices in the United States, France and the UK. Perretta has been on the Board of Directors of NetScout Systems, Inc. since 2014 and previously served as a member of the Board of Directors of Deutsche Bank Trust NA, as well as a privately held technology company. He currently serves on the board of the Advanced Cyber Security Center. He received a B.S. degree in Electrical Engineering from Johns Hopkins University and a M.S. degree in Electrical Engineering from Syracuse University.

“Chris brings with him a background that spans both banking and commercial finance companies making his experience a perfect fit for Pathward, which sits at the hub of the financial ecosystem where financial technology and banking intersect,” said Brett Pharr, Chief Executive Officer of Pathward Financial, Inc. "We welcome him to the board and look forward to the benefit of his perspective and his extensive knowledge and experience, especially in the innovative use of technology in financial services.”

About Pathward®
Pathward®, N.A., a national bank, is a subsidiary of Pathward Financial, Inc. (Nasdaq: CASH). Pathward is a U.S.-based financial empowerment company driven by its purpose to power financial inclusion. Pathward strives to increase financial availability, choice and opportunity across our Banking as a Service and Commercial Finance business lines. The strategic business lines provide end-to-end support to individuals and businesses. Learn more at Pathward.com.

Investor Relations Contact
Justin Schempp
877-497-7497
investorrelations@pathward.com